United Security Bancshares, Inc.
                                 First Bancshares, Inc.


Contact Person:     Jack Wainwright,                  FOR IMMEDIATE RELEASE
                    President & Chief
                    Executive Officer
                    (334) 636-5424


       UNITED SECURITY BANCSHARES, INC. AND FIRST BANCSHARES, INC.
                   ANNOUNCE PROPOSED "MERGER OF EQUALS"


     Thomasville, Alabama (July 16, 1996). United Security Bancshares, Inc. and First Bancshares, Inc. of Grove Hill, Alabama today reported that their Boards of Directors announced the signing of a letter of intent, pursuant to which the two institutions would enter into a "merger of equals." The resulting institution would be United Security Bancshares, Inc. ("USB"), with all directors of First Bancshares joining the Board of Directors of USB. The subsidiary banks, United Security Bank and First Bank and Trust, would also merge into one bank, whose Board will be comprised of twelve directors, six from each institution.

     Prior to the merger, the directors of USB and First Bancshares will jointly decide upon a new name for the combined organization and other significant policy matters.

     Jack Wainwright, President and Chief Executive Officer of USB, and Fred Huggins, President of First Bancshares, jointly announced the execution of this letter of intent.

     "We are extremely fortunate to have reached this agreement," Wainwright stated. "We believe the two institutions will benefit greatly from this proposed merger. The merger will give our existing customers a stronger community oriented bank and enable us to service an expanded customer base. For this reason, we believe that First Bancshares is the best possible partner for us," Wainwright concluded.

     "As we join with USB, our two organizations will complement and support each other and give the combined company the ability to provide the highest level of service and convenience to our customers," stated Huggins. "We will also be able to offer an expanded product line to our customers. In addition, this merger will allow us to maintain a strong banking institution that continues to be based in this community."

     If the merger is approved, the shareholders of First Bancshares will receive 5.8321 shares of common stock of USB for each share of common stock of First Bancshares. There are currently outstanding 2,137,960 shares of USB common stock and 239,843 shares of First Bancshares.

     In connection with the letter of intent, USB and First Bancshares have executed option agreements in favor of each other that are exercisable upon the occurrence of certain events, including but not limited to the subsequent agreement by a party to merge or consolidate with a third party or the purchase by a third party of fifteen percent or more of the outstanding shares of USB or First Bancshares. In such an event, each option provides for the purchase of up to eight percent of the outstanding shares of USB or First Bancshares by the other party, at a price of $13.13 per share for shares of USB common stock or $67.00 per share for shares of First Bancshares common stock. These options will terminate if the parties fail to agree upon and execute a definitive agreement and will expire if the merger is consummated.

     United Security Bank is a state bank with over $238 million in assets and nine banking locations located in the cities of Thomasville, Coffeeville, Fulton, Grove Hill and Jackson in Clarke County, Gilbertown and Butler in Choctaw County and Brent in Bibb County. First Bank and Trust is also a state bank with over $186 million in assets and six banking locations located in the cities of Grove Hill, Jackson, and Thomasville in Clarke County and Centreville and Woodstock in Bibb County. At closing, the combined institution will have assets in excess of $424 million and $45 million in capital.

     The merger of USB and First Bancshares is subject to a satisfactory due diligence review by each institution and the execution of a definitive agreement, and to regulatory and shareholder approval.